Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "THARIMMUNE, INC.", CHANGING ITS NAME FROM "THARIMMUNE, INC." TO "CANTON STRATEGIC HOLDINGS, INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF FEBRUARY, A.D. 2026, AT 1:21 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE EIGHTEENTH DAY OF FEBRUARY, A.D. 2026 AT 12:01 O'CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

7517525 8100
SR# 20260482483

Authentication: 203048424
Date: 02-09-26

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:21 PM 02/09/2026
FILED 01:21 PM 02/09/2026
SR 20260482483 - File Number 7517525

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THARIMMUNE, INC.

Tharimmune, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

- The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 16, 2019 under the name "HILLSTREAM BIOPHARMA HOLDINGS, INC."
- The Corporation amended its name to "HILLSTREAM BIOPHARMA, INC." on August 7, 2019, and further amended the Certificate of Incorporation and October 11, 2021, via the filing of certain Certificates of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware.
- The Corporation subsequently amended its name to "THARIMMUNE, INC." on September 21, 2023, and further amended the Certificate of Incorporation on November 17, 2023 and October 10, 2025, via the filing of certain Certificates of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware.
- The Corporation's current name is THARIMMUNE, INC.
- This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation, as amended.
- The text of the Corporation's Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.
- The effective date of this filing will be 12:01 a.m. E.T., February 18, 2026

IN WITNESS WHEREOF, is Certificate of Incorporation, which has been duly adopted in accordance with the General Corporation Law of the State of Delaware, has been executed by an authorized officer of the Corporation this 9th day of February, 2026.

Signed by:

By: Mark Wendland
Name: Mark Wendland
Title: Chief Executive Officer

<u>Exhibit A</u>

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

ARTICLE I

The name of the corporation is Canton Strategic Holdings, Inc.

ARTICLE II

The address of the corporation's registered office in the State of Delaware is 16192 Coastal Highway, in the City of Lewes, County of Sussex, Delaware 19958. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended (the ***"DGCL"***).

ARTICLE IV

The aggregate number of shares of stock that the corporation shall have authority to issue is 1,010,000,000 of which (i) 1,000,000,000 shares shall be designated *"Common Stock"*, par value of $0.0001 and (ii) 10,000,000 shares shall be designated *"Preferred Stock"*, par value of $0.0001. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares of any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of the shares of the series.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the board of directors. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the corporation. The number of directors of the corporation shall be determined in

the manner set forth in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VI

To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII

To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director, officer or other agent of the corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (included a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation's stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws of the corporation or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, provided, that the provisions in this Article VIII shall not apply to suits brought to

enforce any liability or duty created by the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions any other circumstances and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ARTICLE IX

Except as otherwise provided in this Certificate of Incorporation, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX. In addition, the Board of Directors shall have the power to amend, alter, change or repeal any provision contained in the By-Laws.